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                                                                       Exhibit 1







                          [ACTUANT LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE                                       CONTACT:
                                                            ANDREW LAMPEREUR
                                                            VICE PRESIDENT & CFO
                                                            414.352.4160

                 ACTUANT ENTERS AGREEMENT TO ACQUIRE GERMAN DIY
                              ELECTRICAL BUSINESS

MILWAUKEE, WI, July 23, 2002 -- Actuant Corporation (NYSE:ATU) announced today the signing of a definitive agreement to acquire Heinrich Kopp A.G. ("Kopp"). Kopp, based near Frankfurt, Germany, is a leading provider of electrical products to the German do-it-yourself ("DIY") retail market.

Kopp has approximately 1,200 employees in its operations in Germany, Austria, Czech Republic, Poland, Hungary, and Tunisia. Its product offering includes switches, connectors, circuit breakers, staples, cable ties, plugs, sockets and a variety of other electrical tools and supplies. Kopp's large customers include Praktiker, Hagebau, OBI, Hornbach, and REWE-toom-Stinnes. In addition to the DIY market, which represents approximately 70% of its total business, Kopp also serves the wholesale electrical distribution and OEM markets. Although the majority of its sales are in Germany, Kopp has a strong presence in Austria and is expanding into developing eastern European markets.

The Kopp business will be integrated with Actuant's existing Gardner Bender business, a leading provider of electrical tools and supplies to the United States DIY market. This acquisition expands the Gardner Bender platform beyond North America, and better positions it to serve global DIY customers. Mark Goldstein, Gardner Bender President, commented, "We are very excited about the acquisition of Kopp. It provides Gardner Bender with a European platform, and supports our vision of being a global supplier in the electrical marketplace. In many ways, Kopp and Gardner Bender are natural partners. Both enjoy leading positions in their respective retail DIY markets, have strong category management and distribution competencies, and offer quality electrical products for both the DIY and professional markets. On a combined basis, we will serve the majority of the world's largest DIY retailers."

Pending receipt of required regulatory and other approvals, the acquisition is expected to close by Actuant's August 31 fiscal year-end. Kopp's trailing annual sales and earnings before interest, taxes, depreciation and amortization ("EBITDA") are approximately $85 million and $5 million, respectively. In the transaction, the Company will be acquiring approximately 80% of the outstanding equity of Kopp for approximately $17 million (including the assumption of debt and acquired cash), and will be granted an option to acquire the remaining outstanding equity commencing in October 2003 for approximately $3 million. The transaction will be funded by borrowings under existing credit agreements.

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Robert Arzbaecher, President and Chief Executive Officer of Actuant, commented,
"We look forward to combining the Gardner Bender and Kopp organizations under the Actuant umbrella. In addition to leveraging the sourcing and manufacturing of common products such as testers, meters, cable ties and staples, we see opportunities to strengthen each other's product offerings. From an economic standpoint, the deal is attractive for Actuant shareholders and is expected to be modestly EPS accretive in fiscal 2003. We believe we can expand Kopp's operating margins over the next few years by implementing our World Class Performance program, utilizing such tools as global sourcing, Kaizen, SKU reduction and lean manufacturing."

Actuant will be hosting a conference call on Wednesday, July 24 at 4:00 PM CDT to discuss the Kopp acquisition. Interested investors may participate by dialing Genesys Conferencing at 952-556-2867. A taped replay of the call will also be available by dialing 703-326-3020 and using the access code 6116865. The replay will be available through July 31, 2002.

Actuant, headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in 15 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools. Products are offered under such established brand names as Enerpac, Gardner Bender, Milwaukee Cylinder, Nielsen Sessions, Power-Packer, and Power Gear.

For further information on Actuant and its business units, visit the Company's website at www.actuant.com. For further information on Kopp, visit the Company's website at www.kopp-ag.de.

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